Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2010 RESULTS

First quarter 2010 pro forma net income of $36.7 million

First quarter 2010 pro forma net operating income of $38.2 million

First quarter 2010 pro forma operating revenue of $224.8 million

Produced 34% increase in investment and savings products sales in first quarter 2010

Strong capital position following refounding

Duluth, GA, May 5, 2010 – Primerica, Inc. (NYSE: PRI) today announced financial results for the first quarter ended March 31, 2010. Net income was $143.3 million and $112.6 million for the first quarters of 2010 and 2009, respectively. Total revenues for first quarter 2010 were $606.9 million, compared with $542.8 million for first quarter 2009.

In connection with Primerica’s recent initial public offering, the Company effected a series of reinsurance and reorganization transactions that are described below. These transactions had a significant impact on the Company’s financial position and will cause its financial results in future periods to be materially different from those reflected in its historical financial statements. Accordingly, management believes that the Company’s pro forma results, which give effect to these transactions, are a more meaningful presentation of the Company’s existing business than reflected in its historical financial statements. A summary of the pro forma adjustments related to these transactions can be found at the end of this release.

Pro forma net income for the first quarter of 2010 was $36.7 million, and pro forma total revenues for the first quarter of 2010 were $255.9 million.

Pro forma operating revenues, pro forma operating income before income taxes, and pro forma net operating income are non-GAAP financial measures that give pro forma effect to the reinsurance and reorganization transactions and are adjusted to exclude the impact of realized investment gains and losses and other items that management believes are unusual and not indicative of our operating results. Pro forma adjusted stockholders’ equity, another non-GAAP measure, adjusts for the reinsurance and reorganization transactions as well as for unrealized gains and losses on investments. Management believes these measures are important for understanding the Company’s ongoing business and financial performance. Details of these transactions and a reconciliation of GAAP to non-GAAP financial measures can be found at the end of this release.

Pro forma net operating income was $38.2 million and $29.1 million for the first quarters of 2010 and 2009, respectively. Pro forma operating revenues were $224.8 million and $211.7 million for the first quarters of 2010 and 2009, respectively.

D. Richard Williams, Chairman of the Board and Co-Chief Executive Officer said, “Our first quarter was marked by solid earnings, reflecting a sustained level of new insurance policies and a sharp increase in investment and savings product sales. On April 1st, we entered a new era as a publicly traded company with a strong balance sheet and a distribution model positioned to capitalize on the vast middle market opportunity. Our attractive new growth profile will resemble that of a start-up company but with the conservative capitalization and the proven track record of a 30-year old company.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer of Primerica, said, “First quarter results were in line with our expectations. These results were achieved in the midst of a challenging economic environment for the middle income market and prior to our initial public offering. The successful IPO has brought renewed energy to our employees and sales force. We are very encouraged by our investment and savings product sales results, as well as by the spirit generated in our sales force by our Company’s refounding.”

Distribution Highlights - First Quarter 2010

•

Investment and savings product sales were up 34% to $973.5 million from $728.8 million due to improved market conditions and increased emphasis on these products. Investment and savings product client account values grew 41% to $32.7 billion at the end of the first quarter of 2010 from $23.1 billion at the end of the first quarter of 2009.

•

The total number of recruits was up slightly to 58,085 for first quarter 2010 from 57,623 a year ago. Our life-licensed insurance sales force experienced a modest decline of 3% to 97,354 at March 31, 2010 from 100,409 at March 31, 2009.

•	Issued life insurance policies decreased by 1% to 52,445 from 53,023 and total face amount in force increased by 3% to $651.8 billion at March 31, 2010 from $631.6 billion at March 31, 2009.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products.

Pro forma adjustments enable presentation of our combined balance sheets and of our combined statements of income as if the reinsurance and reorganization transactions executed in connection with the Company’s initial public offering, as described below, had occurred at the end of the respective reporting period for the balance sheet and at the beginning of the respective year for the statement of income.

Operating adjustments exclude the impact of realized investment gains and losses, as well as equity award transactions occurring in connection with the initial public offering and the private equity transaction.

Segment results (in thousands)

	Actual		Pro forma operating (1)
	Q1 2010	Q1 2009	Q1 2010	Q1 2009
Revenues:
Term Life Insurance	$444,561	$442,501	$99,623	$101,123
Investment and Savings Products	86,693	69,285	86,693	69,285
Corporate and Other Distributed Products	75,688	31,050	38,506	41,325

Total revenues	$606,942	$542,836	$224,822	$211,733

Income (loss) before income taxes:
Term Life Insurance	$157,750	$167,704	$37,347	$31,958
Investment and Savings Products	25,447	20,371	25,447	20,371
Corporate and Other Distributed Products	37,205	(13,300)	(4,104)	(7,150)

Total income before income taxes	$220,402	$174,775	$58,690	$45,179

(1)	Term Life Insurance and Investment and Savings Products reflect pro forma adjustments only. The operating adjustments only impact Corporate and Other Distributed Products and are included in the Reconciliation to Pro forma Operating Results at the end of this release.

Term Life Insurance. This segment includes underwriting profits on Primerica’s in-force book of term life policies, net of reinsurance, which are underwritten by our three life insurance subsidiaries, as well as net investment income on the portion of the invested asset portfolio used to meet required statutory reserves and targeted capital.

Actual Results. Revenues for first quarter 2010 were $444.6 million compared with $442.5 million in first quarter 2009. Direct premiums grew by $21.2 million, or 4%, consistent with the growth in face amount of insurance in-force. Ceded premium, a contra revenue, grew by $10.1 million, or 8% due to the increasing nature of our reinsurance premiums, which correlates to a comparable reduction in benefits and claims expense. Net investment income, which is allocated to the Term Life segment based on the ratio of book value of the segment’s required invested assets to the fair value of total Company invested assets, decreased by $9.2 million, or 13%, as the fair value of total Company invested assets increased. A corresponding increase in allocated net investment income in the Corporate and Other Distributed Products segment occurred.

Income before income taxes decreased by $10.0 million, or 6%. This decrease resulted from more policy claims incurred in first quarter 2010 compared to favorable claims experience in first quarter 2009, as well as a lower allocation of net investment income, partially offset by lower operating expenses in first quarter 2010 primarily related to an $8.2 million special sales force payment in first quarter 2009.

Pro forma Operating Results. Pro forma operating revenues decreased $1.5 million, or 1%, in first quarter 2010 primarily related to the reduction in allocated net investment income as adjusted to reflect the ratio of the segment’s pro forma required assets to the pro forma fair value of total Company invested assets, partially offset by retained growth in net premium, as adjusted for the reinsurance transactions.

Pro forma operating income before income taxes increased $5.4 million, or 17%, primarily as a result of lower operating expenses in first quarter 2010 as discussed above, partially offset by higher benefits and claims and lower allocated net investment income.

Investment and Savings Products. The Investment and Savings Product segment includes commission and fee revenues earned from the distribution of mutual funds in the United States and Canada, variable annuities in the United States and segregated funds in Canada and from associated administrative services. These products are distributed on behalf of third parties except for Canadian segregated funds which are underwritten by Primerica.

Revenues increased by 25% to $86.7 million in first quarter 2010 from $69.3 million in the same period last year due to higher sales and client account values.

Income before income taxes increased by 25% to $25.4 million in first quarter 2010 compared with $20.4 million in first quarter 2009. The positive impact of sales and account values was partially offset by an increase in other operating expenses, largely related to the increase in account values. The reinsurance and reorganization transactions had no pro forma effect on the results of the Investment and Savings Products segment.

Corporate and Other Distributed Products. This segment consists of corporate income (including net investment income) and expenses not allocated to our other segments, realized gains and losses on our invested asset portfolio and other distributed products.

Actual Results. Revenues and income before income taxes grew by $44.6 million and $50.5 million, respectively, primarily driven by $31.1 million of realized investment gains in the first quarter of 2010, compared with realized investment losses of $11.3 million in the first quarter of 2009, and higher net investment income as a result of the reduced allocation of net investment income to the Term Life Insurance segment discussed earlier. Partially offsetting these increases was a decrease in commissions and fees associated with other distributed products, primarily loans, in first quarter 2010.

Pro forma Operating Results. Pro forma operating revenues and pro forma operating income before income taxes exclude realized investment gains and losses and reflect higher net investment income as a result of lower allocation of net investment income to the Term Life Insurance segment as described above.

Capital and Liquidity

Actual invested assets were $3.0 billion, including $929.2 million of cash, as of March 31, 2010. The significant decline in invested assets from $7.1 billion, including $625.3 million of cash, at December 31, 2009 reflects the reinsurance transactions that took place on March 31, 2010. A substantial portion of the $929.2 million of cash at March 31, 2010 was used to support dividends payable to Citigroup Inc. (Citi) and other payables related to the reinsurance and reorganization transactions that settled in April 2010.

Pro forma invested assets were $2.3 billion as of March 31, 2010. Primerica continues to hold a high-quality investment portfolio, with an average credit rating of “A” and a diverse mix among asset classes and sectors. Net unrealized investment gains net of anticipated tax impact and currency translation adjustments at March 31, 2010 were $81.0 million, which was down from $130.0 million at year-end 2009 primarily due to a smaller invested asset base after giving effect to the reinsurance and reorganization transactions.

Net realized investment gains were $31.1 million for the three months ended March 31, 2010 and included $10.6 million of other-than-temporary impairments (OTTI), compared to net realized investment losses of $11.3 million including $20.5 million of OTTI a year ago. The increase in realized investment gains excluding OTTI was a result of portfolio repositioning in anticipation of the reinsurance and reorganization transactions.

We had no outstanding debt as of March 31, 2010. On a pro forma basis, giving effect to the $300 million note we issued to Citi on April 1, 2010, we had a debt-to-capital ratio of 19.2%.

Stockholders’ equity was $1.7 billion at March 31, 2010 and $4.9 billion at December 31, 2009. Pro forma adjusted stockholders’ equity was $1.2 billion at March 31, 2010.

Before and after the reinsurance and reorganization transactions, Primerica Life Insurance Company, our primary underwriter, had statutory capital substantially in excess of the applicable statutory requirements to support existing operations and to fund future growth.

IPO Highlights and Reinsurance and Reorganization Transactions

•	On March 31, 2010, Primerica reinsured between 80% and 90% of business that was in-force at year-end 2009 to various affiliates of Citi and declared extraordinary dividends to Citi.

•

On April 1, 2010, Citi contributed the legal entities comprising the Company’s business to Primerica, Inc. Primerica issued to Citi approximately 75.0 million shares of common stock and warrants exercisable for approximately 4.1 million additional shares of Primerica common stock. Additionally, Primerica issued a $300.0 million note to Citi, due March 31, 2015 and bearing interest at 5.5% annually.

•	On April 1, 2010, Primerica’s common stock began trading under the ticker symbol “PRI” on the New York Stock Exchange.

•	On April 1, 2010, Citi sold approximately 24.6 million shares of Primerica’s common stock (after giving effect to the over-allotment option) to the public in the IPO.

•

On April 1, 2010, Citi contributed approximately 5.0 million shares back to Primerica, which Primerica granted in the form of equity awards to certain of its management and sales force leaders. Of these, approximately 200,000 shares were granted to replace unvested Citi awards.

•

On April 15, 2010, Citi sold approximately 16.4 million shares and the warrants to purchase approximately 4.1 million additional shares of Primerica’s common stock to private equity funds managed by Warburg Pincus LLC (“Warburg Pincus”) for a purchase price of $230.0 million (the “private equity transaction”). Following the IPO and the private equity transaction, certain historical Citi equity awards immediately vested, resulting in approximately $2.2 million of compensation expense and a reclassification of approximately $1.8 million from due to affiliates to paid-in capital.

•

Effective as of April 1, 2010, in connection with the IPO and the private equity transaction, elections under Section 338(h)(10) of the Internal Revenue Code will be made, which will result in changes to Primerica’s deferred tax balances and reduced stockholders’ equity.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also presents pro forma operating revenues, pro forma operating income before income taxes, pro forma net operating income and pro forma adjusted stockholders’ equity. Pro forma operating revenues, pro forma operating income before income taxes and pro forma net operating income exclude the impact of realized investment gains and losses. Pro forma operating income before income taxes and pro forma net operating income also exclude the impact of the equity award transactions occurring in connection with the Company’s initial public offering and the private equity transaction. Pro forma adjusted stockholders’ equity excludes unrealized investment gains and losses. We exclude these items because they are considered unusual and not indicative of ongoing operations. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. A reconciliation of GAAP to non-GAAP financial measures is attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Thursday, May 6, 2010 at 10 am EDT, to discuss first quarter results. This release and a detailed financial supplement will be posted on Primerica’s website. Investors are encouraged to review these materials.

To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract large numbers of new recruits, retain sales representatives and maintain the licensing of our sales representatives; violation of, non-compliance with or subjection to specific laws and regulations by us or our sales representatives or changes in such laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment and savings products or loan products to remain competitive with other investment or savings options or loan products or the loss of our relationship with companies that offer our mutual fund, variable annuity or loan products; our failure to meet minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiary’s financial strength ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; a discontinuation of custodial or recordkeeping services; the inability of our subsidiaries to pay dividends; the loss of key personnel; conflicts of interests due to Citi’s and

Warburg Pincus’ significant interests in us; arrangements with Citi that may not be sustained at the same levels as when we were controlled by Citi and unanticipated incremental costs that we incur as a stand-alone public company; historical combined financial data may not be a reliable indicator of future results; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the “Investor Relations” section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, headquartered in Duluth, Georgia, is a leading distributor of financial products to middle income households in North America with approximately 100,000 licensed representatives. The Company and its representatives offer clients term life insurance, mutual funds, variable annuities and other financial products. Primerica insures 4.3 million lives and more than 2 million clients maintain investment accounts with the Company. Primerica’s mission is to serve middle income families by helping them make informed financial decisions and providing them with the strategies and means to gain financial independence.

Investor Contact:

Kathryn Kieser

770-564-7757

Email: investorrelations@primerica.com

Media Contact:

Mark L. Supic

770-564-6329

Email: mark.supic@primerica.com

PRIMERICA, INC.

Combined Balance Sheets

	March 31, 2010 (Unaudited)	December 31, 2009
	(in thousands)
Assets:
Investments:
Fixed maturity securities available for sale, at fair value	$2,015,428	$6,378,179
Trading securities, at fair value	14,866	16,996
Equity securities available for sale, at fair value	17,679	49,326
Policy loans and other invested assets	25,774	26,947

Total investments	2,073,747	6,471,448

Cash and cash equivalents	929,153	625,260
Accrued investment income	23,803	71,382
Premiums and other receivables	190,499	169,225
Due from reinsurers	3,595,239	867,242
Due from affiliates	1,927	1,915
Deferred policy acquisition costs	702,429	2,789,905
Intangible assets	78,010	78,895
Income taxes	56,114	—
Other assets	100,303	59,167
Separate account assets	2,222,267	2,093,342

Total assets	$9,973,491	$13,227,781

Liabilities and Stockholders’ Equity
Liabilities:

Future policy benefits	$4,248,277	$4,197,454
Unearned premiums	6,355	3,185
Policy claims and other benefits payable	233,792	218,390
Other policyholders’ funds	390,147	382,768
Income taxes	—	890,617
Due to affiliates	842,075	202,507
Other liabilities	283,879	295,745
Separate account liabilities	2,222,267	2,093,342

Total liabilities	8,226,792	8,284,008

Stockholders’ Equity:
Paid-in capital	1,312,072	1,124,096
Retained earnings	300,531	3,648,801
Accumulated other comprehensive income, net of income tax	134,096	170,876

Total stockholders’ equity	1,746,699	4,943,773

Total liabilities and stockholders’ equity	$9,973,491	$13,227,781

PRIMERICA, INC.

Combined Statements of Income

	Three Months Ended March 31,
	2010	2009
	(unaudited)
	(in thousands, except share and per-share amounts)
Revenues
Direct premiums	$537,845	$516,647
Ceded premiums	(148,119)	(137,609)

Net premiums	389,726	379,038

Net investment income	82,576	82,385
Commissions and fees	91,690	79,717
Realized investment gains (losses), including OTTI	31,057	(11,259)
Other	11,893	12,955

Total revenues	606,942	542,836

Benefits and expenses
Benefits and claims	170,735	145,749
Amortization of deferred policy acquisition costs	91,756	94,814
Insurance commissions	6,371	14,620
Insurance expenses	37,529	40,088
Sales commissions	43,881	40,189
Other operating expenses	36,268	32,601

Total benefits and expenses	386,540	368,061

Income before income taxes	220,402	174,775

Income taxes	77,116	62,218

Net income	$143,286	$112,557

Pro forma earnings per share:
Basic	$1.91	$1.50

Diluted	$1.91	$1.50

Pro forma shares used in computing earnings per share:
Basic	75,000,000	75,000,000

Diluted	75,000,000	75,000,000

PRIMERICA, INC.

Pro forma Combined Balance Sheets

	March 31, 2010 As reported (unaudited)	Pro forma adjustments	March 31, 2010 Pro forma (unaudited)
		(in thousands)
Assets:
Investments:
Fixed maturity securities available for sale, at fair value	$2,015,428	$—	$2,015,428
Trading securities, at fair value	14,866	—	14,866
Equity securities available for sale, at fair value	17,679	—	17,679
Policy loans and other invested assets	25,774	—	25,774

Total investments	2,073,747	—	2,073,747

Cash and cash equivalents	929,153	(685,595)	243,558
Accrued investment income	23,803	—	23,803
Premiums and other receivables	190,499	—	190,499
Due from reinsurers	3,595,239	—	3,595,239
Due from affiliates	1,927	—	1,927
Deferred policy acquisition costs	702,429	—	702,429
Intangible assets	78,010	—	78,010
Income taxes	56,114	(56,114)	—
Other assets	100,303	(299)	100,004
Separate account assets	2,222,267		2,222,267

Total assets	$9,973,491	$(742,008)	$9,231,483

Liabilities and Stockholders’ Equity
Liabilities:
Future policy benefits	$4,248,277	$—	$4,248,277
Unearned premiums	6,355	—	6,355
Policy claims and other benefits payable	233,792	—	233,792
Other policyholders’ funds	390,147	—	390,147
Income taxes	—	129,886	129,886
Due to affiliates	842,075	(678,098)	163,977
Other liabilities	283,879	(8,020)	275,859
Note payable	—	300,000	300,000
Separate account liabilities	2,222,267	—	2,222,267

Total liabilities	8,226,792	(256,232)	7,970,560

Stockholders’ Equity:
Common stock	—	750	750
Paid-in capital	1,312,072	(384,380)	927,692
Retained earnings	300,531	(30,146)	270,385
Treasury stock	—	(72,000)	(72,000)
Accumulated other comprehensive income, net of income tax	134,096	—	134,096

Total stockholders’ equity	1,746,699	(485,776)	1,260,923

Total liabilities and stockholders’ equity	$9,973,491	$(742,008)	$9,231,483

The reinsurance transactions were executed on March 31, 2010 and are fully reflected in Primerica’s actual combined balance sheet, including a return of capital to Citi equaling the earnings on the underlying policies for the three months ended March 31, 2010. The adjustments used to derive the pro forma combined balance sheet include the payment of a $676 million extraordinary cash dividend declared in March and paid in April, a $300 million note payable executed in April 2010 and its corresponding decrease to stockholders’ equity as a return of capital to Citi, and an estimated $186 million reduction of stockholders’ equity and deferred tax adjustment related to the Section 338(h)(10) tax election to be effective as of April 1, 2010. The actual impact of the Section 338(h)(10) tax election is expected to be between $176 million and $196 million. The adjustments also reflect the impact of certain fully vested equity awards related to the IPO, certain equity awards converted from past equity awards in Citi shares that had not yet fully vested, and certain past equity awards that were subject to accelerated vesting upon the IPO and the private equity transaction.

PRIMERICA, INC.

Reconciliation to Pro forma Operating Results

(unaudited)

The pro forma adjustments reflect the impact of the reinsurance transactions, interest expense on the note payable, and the equity award transactions as if they were executed on the first day of the reporting period. The pro forma investment income adjustments also reflect a pro rata allocation of investment income related to investments transferred in the dividend and return of capital and on the assets transferred to fund the Citi reinsurance transactions along with interest income related to a 10% reinsurance arrangement accounted for under the deposit method.

Operating adjustments remove the impact of realized investment gains (losses) and treat the second quarter 2010 equity award transactions as though they had occurred in the first quarters of 2010 and 2009.

	(in thousands, except share and per-share amounts)
	Three Months Ended March 31, 2010
	Reported (GAAP)	Pro forma adjustments for the Citi Reinsurance Transactions	Pro forma adjustments for the Reorganization	Pro forma	Operating adjustments		Pro forma operating (Non-GAAP)
Revenues:
Direct premiums	$537,845	$—	$—	$537,845	$—		$537,845
Ceded premiums	(148,119)	(296,328)	—	(444,447)	—		(444,447)

Net premiums	389,726	(296,328)	—	93,398	—		93,398

Net investment income	82,576	(47,566)	(7,169)	27,841	—		27,841
Commissions and fees	91,690	—	—	91,690	—		91,690
Realized investment gains (losses), including OTTI	31,057	—	—	31,057	(31,057)		—
Other, net	11,893	—	—	11,893	—		11,893

Total revenues	606,942	(343,894)	(7,169)	255,879	(31,057)		224,822

Benefits and expenses:
Benefits and claims	170,735	(128,204)	—	42,531	—		42,531
Amortization of DAC	91,756	(71,389)	—	20,367	—		20,367
Insurance commissions	6,371	(1,669)	—	4,702	—		4,702
Insurance expenses	37,529	(26,083)	—	11,446	—		11,446
Sales commissions	43,881	—	—	43,881	—		43,881
Interest expense	—	2,812	4,125	6,937	—		6,937
Other operating expenses	36,268	—	33,288 (1)	69,556	(33,288	)(1)	36,268

Total benefits and expenses	386,540	(224,533)	37,413	199,420	(33,288)		166,132

Income before income taxes	220,402	(119,361)	(44,582)	56,459	2,231		58,690

Income taxes	77,116	(41,763)	(15,599)	19,754	781		20,535

Net income	$143,286	$(77,598)	$(28,983)	$36,705	$1,450		$38,155

Pro forma diluted earnings per share	$1.91			$0.49			$0.51

Pro forma diluted shares	75,000,000			75,000,000			75,000,000

(1)	Reflects expense associated with equity award transactions as though they had occurred on the first day of the reporting period.

PRIMERICA, INC.

Reconciliation to Pro forma Operating Results

(unaudited)

(in thousands, except share and per-share amounts)

	Three Months Ended March 31, 2009
	Reported (GAAP)	Pro forma adjustments for the Citi Reinsurance Transactions	Pro forma adjustments for the Reorganization	Pro forma	Operating adjustments		Pro forma operating (Non-GAAP)
Revenues:
Direct premiums	$516,647	$—	$—	$516,647	$—		$516,647
Ceded premiums	(137,609)	(287,755)	—	(425,364)	—		(425,364)

Net premiums	379,038	(287,755)	—	91,283	—		91,283

Net investment income	82,385	(47,455)	(7,152)	27,778	—		27,778
Commissions and fees	79,717	—	—	79,717	—		79,717
Realized investment gains (losses), including OTTI	(11,259)	—	—	(11,259)	11,259		—
Other, net	12,955	—	—	12,955	—		12,955

Total revenues	542,836	(335,210)	(7,152)	200,474	11,259		211,733

				—			—
Benefits and expenses:				—			—
Benefits and claims	145,749	(109,112)	—	36,637	—		36,637
Amortization of DAC	94,814	(73,073)	—	21,741	—		21,741
Insurance commissions	14,620	(1,180)	—	13,440	—		13,440
Insurance expenses	40,088	(24,864)	—	15,224	—		15,224
Sales commissions	40,189	—	—	40,189	—		40,189
Interest expense	—	2,597	4,125	6,722	—		6,722
Other operating expenses	32,601	—	33,288 (1)	65,889	(33,288	)(1)	32,601

Total benefits and expenses	368,061	(205,632)	37,413	199,842	(33,288)		166,554

Income before income taxes	174,775	(129,578)	(44,565)	632	44,547		45,179

Income taxes	62,218	(46,129)	(15,864)	225	15,858		16,083

Net income	$112,557	$(83,449)	$(28,701)	$407	$28,689		$29,096

Pro forma diluted earnings per share	$1.50			$0.01			$0.39

Pro forma diluted shares	75,000,000			75,000,000			75,000,000

(1)	Reflects expense associated with equity award transactions as though they had occurred on the first day of the reporting period.

PRIMERICA, INC.

Reconciliation to Pro forma Adjusted Stockholders’ Equity as of March 31, 2010

(in thousands)
Pro forma stockholders’ equity	$1,260,923
Unrealized net investment gains recorded in stockholders’ equity	(81,020)

Pro forma adjusted stockholders’ equity	$1,179,903

Corporate and Other Distributed Products Reconciliation to Pro forma Operating Results

	(in thousands) Three months ended March 31,
	2010	2009

Total revenues	$75,688	$31,050
Pro forma adjustments	(6,125)	(984)

Pro forma revenues	69,563	30,066
Realized investment gains (losses), including OTTI	(31,057)	11,259

Pro forma operating revenues	$38,506	$41,325

Income before income taxes	$37,205	$(13,300)
Pro forma adjustments	(43,540)	(38,397)

Pro forma loss before income taxes	(6,335)	(51,697)
Realized investment (losses) gains, including OTTI	(31,057)	11,259
Other operating expenses - initial grant and accelerated vesting of equity awards	33,288	33,288

Pro forma operating loss before income taxes	$(4,104)	$(7,150)